UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13D

                         Under the Securities Exchange Act of 1934
                                    (Amendment No. 2)*

                                            The Wet Seal, Inc.
                                             (Name of Issuer)

                                          Class B Common Stock
                                    (Title of Class of Securities)

                                                    N/A
                                              (CUSIP Number)

       Irving Teitelbaum, Suzy Shier Ltd., 1604 St. Regis Blvd. (514/684-3651)
                                 (Name, Address and Telephone Number of
                          Person Authorized to Receive Notices and Commissions)

                                               October 10, 1996
                        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. ___

Check the following box if a fee is being paid with the statement. ___ (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    2927977 Canada Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    815,573 Disclaims Beneficial Ownership of All Shares

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     815,573

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     815,573

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
13.  Percent of Class Represented by Amount in Row (11)
     28%

14.  Type of Reporting Person
     CO



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Gross-Teitelbaum Holdings, Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    815,573  Disclaims Beneficial Ownership of All Shares

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     815,573

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     815,573

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     28%

14.  Type of Reporting Person
     CO




1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Los Angeles Express Fashions, Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    1,300,000

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     1,300,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,300,000

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
13.  Percent of Class Represented by Amount in Row (11)
     44.7%

14.  Type of Reporting Person
     CO



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Suzy Shier Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    1,475,000  Disclaims all beneficial ownership of such shares.

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     1,475,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,475,000  Beneficial Ownership of all but 175,000 shares is disclaimed

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     50.6%

14.  Type of Reporting Person
     CO




1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Suzy Shier Ltd.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    1,630,000  Disclaims all beneficial ownership of such shares

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     1,630,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,630,000  Beneficial Ownership of all shares is disclaimed

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     60.0%

14.  Type of Reporting Person
     CO



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Stephen Gross Holdings Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    1,630,000

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     1,630,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,630,000  Beneficial Ownership of all shares is disclaimed

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     60.0%

14.  Type of Reporting Person
     CO



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Stephen Gross

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    1,630,000

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     1,630,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,630,000  Beneficial Ownership of all shares is disclaimed

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
13.  Percent of Class Represented by Amount in Row (11)
     60.0%

14.  Type of Reporting Person
     IN



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Teitelbaum Holdings Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    2,445,573

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     2,445,573

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,445,573  Beneficial Ownership of all shares is disclaimed

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     84.0%

14.  Type of Reporting Person
     CO



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Irving Teitelbaum

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    2,445,573

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     2,445,573

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,445,573  Beneficial Ownership of all shares is disclaimed

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
13.  Percent of Class Represented by Amount in Row (11)
     84.0%

14.  Type of Reporting Person
     IN



1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    La Senza Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    155,000

9.  Sole Dispositive Power
    0

10.  Shared Dispositive Power
     155,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     155,000

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     5.3%

14.  Type of Reporting Person
     CO




1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    3254127 Canada Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    815,573

9.  Sole Dispositive Power
    0

10. Shared Dispositive Power
    815,573

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
    815,573

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     28.0%

14.  Type of Reporting Person
     CO




1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    3254143 Canada Inc.

2.  Check the Appropriate Box if a Member of a Group                     (a)x
                                                                         (b)

3.  S.E.C. Use Only
4.  Source of Funds
    N/A

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.  Citizenship or Place of Organization
    Canada

Number of Shares Beneficially Owned by Each Reporting Person With:

7.  Sole Voting Power
    0

8.  Shared Voting Power
    175,000

9.  Sole Dispositive Power
    0

10. Shared Dispositive Power
    175,000

11.  Aggregate Amount Beneficially Owned by Each Reporting Person
    175,000

12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

13.  Percent of Class Represented by Amount in Row (11)
     6.0%

14.  Type of Reporting Person
     CO




                               AMENDMENT NO. 2 TO SCHEDULE 13D


Item 2.         Identity and Background

         This Amendment No. 2 to Schedule 13D of The Wet Seal, Inc. ("Wet Seal") is being filed jointly pursuant to Rule 13d-1(f) (1) by 3254127
Canada Inc., 3254143 Canada Inc., Los Angeles Express Fashions Inc. and La Senza Inc., which are the owners of the 2,445,573 shares of the Class B Common Stock (the "Wet Seal Shares") of Wet Seal in respect of which this filing is being made and (2) other persons who may be deemed to control such corporations, directly or indirectly, or have contract rights to vote or influence the disposition of the Wet Seal Shares, and who therefore may be deemed to be beneficial owners of the Wet Seal Shares. Such individuals are listed in Amendment No. 1 to Schedule 13-D of Wet Seal filed in June 1996
(the "June 13D"), which is incorporated by reference herein.   To the
extent that persons filing this Schedule other than the record holders of the Wet Seal Shares directly or indirectly control such corporation, or have the contract rights described above, they may be deemed to constitute a group.

         This Amendment No. 2 to Schedule 13D is filed to reflect the holdings of the Wet Seal Shares after the following transactions involving the Wet Seal Shares, which occurred April 29, 1996 and were effected pursuant to Regulation S under the Securities Act, as amended:

         (a) 2927977 Canada Inc. ("2927977") sold to 3254127 Canada Inc., its wholly owned subsidiary ("3254127"), 1,962,346 Wet Seal Shares, of which 946,773 were sold by 3254127 pursuant to a registration statement on May 24, 1996. Because the transfer had not been recorded by the issuer's transfer agent before May 24, 1996, 2927977 sold the 946,773 Wet Seal Shares on behalf of 3254127. Thereafter, 3254127 sold 200,000 Wet Seal Shares pursuant to Rule 144 transactions on August 30, 1996.

         (b) Suzy Shier Inc. sold to 3254143 Canada Inc., its wholly-owned subsidiary ("3254143") 1,500,000 Wet Seal Shares, of which 1,325,000 were sold by 3254143 pursuant to a registration statement on May 24, 1996. Because the transfer had not been recorded by the issuer's transfer agent before May 24, 1996, Suzy Shier Inc. sold the 1,325,000 Wet Seal Shares on behalf of 3254143.

         (c) Los Angeles Express Fashion Inc. ("LA") sold 200,000 shares to La Senza Inc., a wholly owned subsidiary of Suzy Shier Limited (the indirect parent of LA), 45,000 of which Wet Seal Shares were sold pursuant to an underwritten public offering on October 10, 1996.

         (d) Gross Teitelbaum Holdings Inc. ("GTHI") sold to 3254135 Canada Inc., its wholly-owned subsidiary ("3254135") 378,227 Wet Seal Shares, all of which were sold by 3254135 pursuant to a registration statement on May
24, 1996. Because the transfer had not been recorded by the issuer's transfer agent before May 24, 1996, GTHI sold the 378,227 Wet Seal Shares on behalf of 3254135.

         These transactions resulted in (a) 3254127 Canada Inc., 3254143 Canada Inc., LA and La Senza Inc. having direct ownership of 815,573, 175,000, 1,300,000 and 155,000 Wet Seal Shares, respectively, and (b) 2927977, GTHI and Suzy Shier Inc. not having any direct ownership of Wet Seal Shares.

Item 4.         Purpose of Transaction

                  The purpose of selling the Wet Seal Shares for those who did not sell to an affiliate was to gain liquidity. Those who sold to affiliated companies were attempting to separate out the ownership of such shares from such company's core business.

Item 5.         Interest in Securities of the Issuer

                  (a) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D which are beneficially owned by each person who is filing this Schedule D are set forth in boxes 11 and 13 of the second part of the cover page for each such person and such information is incorporated herein by reference. The persons filing this Schedule 13D are not aware that any other person identified in Item 2 to this Schedule beneficially owns any shares of Class B Common Stock of Wet Seal.

                  (b) The numbers of Wet Seal Shares as to which each person who is filing this Schedule 13D has sole voting power, shared voting power, sole dispositive power and shared dispositive power are set forth in boxes
7, 8, 9 and 10, respectively on the second part of the cover page to this Schedule for each such person and such information is incorporated herein by reference. No other person shares voting or dispositive power with respect to the Wet Seal Shares.

                  (c) Transactions in shares of Class B Common Stock of Wet Seal by persons named in response to paragraph (a) of this Item are set forth in Item 2 and such information is incorporated herein by reference.

                  (d) No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Wet Seal Shares other than the persons who are filing this Schedule.

                  (e)  Not applicable.

                                           SIGNATURE

          We, the undersigned, hereby agree that this Schedule 13D, filed in connection with the voting securities of The Wet Seal, Inc., is being filed on behalf of each of us. Each of the undersigned certifies, after reasonable inquiry and to the best knowledge and belief of such undersigned, that the information contained in this statement is true, complete and correct.

Dated:  November 12, 1995

                                               2927977 Canada Inc.

                                                By: /s/_I._Teitelbaum_______
                                                    I. Teitelbaum, Secretary


        Gross-Teitelbaum Holdings Inc.         Teitelbaum Holdings Inc.

By:   /s/_I._Teitelbaum_______                 By: /s/_I._Teitelbaum_______
        I. Teitelbaum, Secretary                   I. Teitelbaum, Secretary


         Suzy Shier Ltd.                         Stephen Gross Holdings Inc.

By:     /s/_I._Teitelbaum_____               By:   /s/_Stephen_Gross______
         I. Teitelbaum, Chairman & CEO             Stephen Gross, Secretary


         Suzy Shier Inc.                      /s/_Stephen_Gross_____
                                                   Stephen Gross
By:     /s/_I._Teitelbaum______
         I. Teitelbaum, Chairman & CEO        /s/_Irving_Teitelbaum____
                                                  Irving Teitelbaum

         Los Angeles Express                   3254127 Canada Inc.
          Fashions Inc.


By:      /s/_I._Teitelbaum____                 By:  /s/_I._Teitelbaum____
          I. Teitelbaum, Secretary                   I. Teitelbaum, President

         3254143 Canada Inc.                   La Senza Inc.

By:     /s/_I._Teitelbaum____                  By:  /s/_I._Teitelbaum_____
       I. Teitelbaum, President                  I. Teitelbaum, Chairman & CEO